EXHIBIT 99.1

IMMEDIATE RELEASE	Contact:	Jenny Haynes
Vice President, Investor Relations
(214) 245-3164

Odyssey Acquires Crown of Texas Hospice

     DALLAS, TEXAS (Jan. 15, 2004)—Odyssey HealthCare, Inc. (Nasdaq: ODSY) today announced that it has acquired Crown of Texas Hospice, Amarillo, Ltd. and Crown of Texas Hospice, Southeast, Ltd. effective Jan. 15, 2004. The hospice programs currently serve approximately 400 patients and their families in 20 counties in the Texas Panhandle and nine counties surrounding Conroe, Texas, north of Houston.

     “Crown of Texas has provided outstanding care to patients and families in the Texas Panhandle and in the counties surrounding Conroe,” said David C. Gasmire, president and chief executive officer of Odyssey. “We are pleased to be able to continue this strong legacy of care and look forward to being an important part of the healthcare communities in these areas.”

     Prior to the acquisition, Odyssey did not have a hospice program in the Texas Panhandle. Odyssey has existing hospice programs along the Texas Gulf Coast, including Houston, however the newly acquired Conroe program will continue to be operated as separate program.

     Purchase price of the transaction was $22.5 million in cash.

     Odyssey noted that the acquisition is expected to be accretive beginning approximately mid 2004, following the company’s historic pattern of implementing its operating model in newly acquired programs in approximately 90 to 120 days. “While this acquisition is the largest in our history, our focus will remain on organic growth,” noted Mr. Gasmire.

     Based in Dallas, Texas, Odyssey HealthCare is one of the largest providers of hospice care in the United States in terms of both average daily census and number of locations. The Company currently has 68 hospice locations in 29 states, including the newest acquisition. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and addressing the psychosocial and spiritual needs of patients and their families.

     Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on current management expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions, changes in reimbursement levels under the Medicare and Medicaid programs, and the disclosures contained under the headings “Overview of Government Payments” and “Some Risks Related to Our Business” in “Item 1. Business” of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003, and in Odyssey’s most recent report on Form 10-Q and its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

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